                                                                                        Exhibit 10.1

ALLTEL CORPORATION
PERFORMANCE INCENTIVE COMPENSATION PLAN
(As Amended and Restated as of January 1, 2006)

I.   PURPOSE

The purpose of the Alltel Corporation Performance Incentive Compensation Plan, as amended and restated effective as of January 1, 2006 (the "Plan"), is to advance the interests of Alltel Corporation (the "Company") by strengthening, through the payment of incentive awards, the linkage between executives of the Company and stockholders of the Company, the decision-making focus of executives of the Company upon improving stockholder wealth, and the ability of the Company to attract and retain those key employees upon whose judgment, initiative, and efforts the successful growth and profitability of the Company depends.

II.   DEFINITIONS

a.  "Award" shall mean a cash award granted under the Plan to a Participant by the Committee pursuant to such terms, conditions, restrictions and/or limitations, if any, as the Committee may establish.

b.  "Beneficiary" shall mean the beneficiary or beneficiaries designated in accordance with Section XII to receive any amount payable under the Plan after the death of a Participant.

c.  "Board" shall mean the Board of Directors of the Company.

d.  "CEO" shall mean the Chief Executive Officer of the Company.

e.  "Code" shall mean the Internal Revenue Code of 1986, as amended.

f.  "Committee" shall mean the Compensation Committee of the Board (or subcommittee thereof), consisting of not less than two Board members each of whom shall be (i) a "non-employee director" as defined in Rule 16b-3 of the Securities Exchange Act of 1934, as amended, and (ii) an "outside director" as defined in the regulations under Section 162(m) of the Code.

g.  "Company" shall mean Alltel Corporation, a Delaware corporation, its successors and survivors resulting from any merger or acquisition of Alltel Corporation with or by any other corporation or other entity or enterprise.

h.  "Covered Employee" shall mean a Participant who the Committee deems likely to have compensation for the Plan Year which would be non-deductible by the Company under

Section 162(m) of the Code if the Company did not comply with the provisions of Section 162(m) of the Code and the regulations thereunder with respect to such compensation.

i.  "Disability" shall mean incapacity resulting in the Participant’s being unable to engage in gainful employment at his usual occupation by reason of any medically demonstrable physical or mental condition, excluding, however, incapacity contracted, suffered or incurred while the Participant was engaged in, or which resulted from having engaged in, a felonious enterprise; incapacity resulting from or consisting of chronic alcoholism or addiction to drugs or abuse; and incapacity resulting from an intentionally self-inflicted injury or illness.

j.  "Effective Date" shall mean January 1, 2006.

k.  "Eligible Employee" shall mean any officer or key management employee of the Company or a Subsidiary who is a regular full-time employee of the Company or a Subsidiary. A director of the Company or a Subsidiary is not an Eligible Employee unless he is also a regular full-time salaried employee of the Company or a Subsidiary. A "full-time" employee means any employee who is customarily employed more than 20 hours per week and at least six months per year.

l.  "Participant" shall mean any Eligible Employee who is approved by the Committee for participation in the Plan for the Plan Year with respect to which an Award may be made and which has not been paid, forfeited or otherwise terminated or satisfied under the Plan.

m.  "Payout Formula" shall mean the formula established by the Committee for determining Awards for a Plan Year based on the level of achievement of the Performance Objectives for the Plan Year.

n.  "Performance Objectives" means the measurable performance objective or objectives established pursuant to the Plan for Participants. Performance Objectives may be described in terms of Company-wide objectives or objectives that are related to the performance of the individual Participant or of the Subsidiary, division, department, region or function within the Company or Subsidiary in which the Participant is employed. The Performance Objectives may be made relative to the performance of other corporations. The Performance Objectives applicable to any Award to a Covered Employee that is intended to qualify for the performance-based compensation exception to Section 162(m) of the Code shall be based on specified levels of growth in one or more of the following criteria: revenues, weighted average revenue per unit, earnings from operations, operating income, earnings before or after interest and taxes, operating income before or after interest and taxes, net income, cash flow, earnings per share, debt to capital ratio, economic value added, return on total capital, return on invested capital, return on equity, return on assets, total return to stockholders, earnings before or after interest, taxes, depreciation, amortization or extraordinary or special items, operating income before or after interest, taxes, depreciation, amortization or extraordinary or special items, return on investment, free cash flow, cash flow return on investment (discounted or otherwise), net cash provided by operations, cash flow in excess of cost of capital, operating margin, profit margin, contribution margin, stock price and/or strategic business criteria consisting of one or more objectives based on meeting specified product development, strategic partnering, research and development, market penetration, geographic business expansion goals, cost targets, customer satisfaction, gross or net additional customers, average customer life, employee satisfaction, management of employment practices and employee benefits, supervision of litigation and information technology, and goals relating to acquisitions or divestitures of subsidiaries, affiliates and joint ventures. Performance Objectives may be stated as a combination of the listed factors.

o.  "Plan" shall mean the Alltel Corporation Performance Incentive Compensation Plan, as set forth in this instrument, as amended from time to time.

p.  "Plan Year" shall mean the Company’s fiscal year for tax and financial reporting purposes, or such other period as determined by the Committee in its discretion, to be used to measure actual performance against Performance Objectives and to determine the amount of Awards for Participants.

q.  "Retirement" shall mean the Participant’s termination of employment with the Company and/or all Subsidiaries for any reason other than death after either: (i) attaining age fifty-five and completing twenty (20) or more "Vesting Years of Service"; (ii) attaining age sixty (60) and completing fifteen (15) or more "Vesting Years of Service"; or (iii) satisfying the conditions specified for eligibility for "retirement" under a written employment contract between the Participant and the Company and/or a Subsidiary. For purposes of the immediately preceding sentence, "Vesting Years of Service" shall have the meaning given it under the terms of the Alltel Corporation Pension Plan (as Amended and Restated Effective January 1, 1989), as in effect on January 1, 2006.

r.  "Subsidiary" shall mean a corporation of which fifty percent (50%) or more of the issued and outstanding voting stock is owned (directly or indirectly) by the Company.

III.   ADMINISTRATION

a.  Administration of the Plan shall be by the Committee, which shall, in applying and interpreting the provisions of the Plan, have full power and authority to construe, interpret and carry out the provisions of the Plan. All decisions, interpretations and actions of the Committee under the Plan shall be at the Committee's sole and absolute discretion and shall be final, conclusive and binding upon all parties. The generality of the provisions of the immediately preceding sentence shall not be deemed to be limited by any reference to the Committee's discretion in any other provision of the Plan. The Committee may delegate to the CEO or other officers, subject to such terms as the Committee shall determine, authority to perform certain functions, including administrative functions, except that the Committee shall retain exclusive authority to determine matters relating to Awards to the CEO and other individuals who are Covered Employees. In the event of such delegation, all references to the Committee in this Plan shall be deemed references to such officers as it relates to those aspects of the Plan that have been delegated.

b.  No member of the Committee shall be jointly or severally liable by reason of any contract or other instrument executed by him or on his behalf in his capacity as a member of the Committee, nor for any mistake of judgment made in good faith, and the Company shall indemnify and hold harmless each member of the Committee and each other officer, employee and director of the Company to whom any duty or act relating to the administration of the Plan may be allocated or delegated, against any cost or expense (including counsel fees) or liability (including any sum paid in settlement of the claim with the approval of the Board) arising out of any act or omission to act in connection with the Plan, unless arising out of such person’s or persons' own fraud or bad faith.

c.  The existence of this Plan or any Award or other right granted hereunder will not affect the authority of the Company or the Committee to take any other action, including in respect of the grant or award of any annual or long-term bonus or other right or benefit, whether or not authorized by this Plan, subject only to limitations imposed by applicable law.

IV.   ELIGIBILITY FOR PARTICIPATION

a.  As soon as practicable after the beginning of each Plan Year, the Committee shall designate those Eligible Employees who shall participate in the Plan for the current Plan Year (or, if a person becomes an Eligible Employee after the beginning of the Plan Year, he shall be designated as a Participant as soon as practicable after he becomes an Eligible Employee). In determining which Eligible Employees shall participate for any given Plan Year, the Committee shall consider the recommendations of the CEO. Each Eligible Employee shall be notified of his participation in the Plan as soon as practicable after approval of his participation for any Plan Year (or portion thereof) for which his participation has been approved. An Eligible Employee who is a Participant for a given Plan Year is neither guaranteed nor assured of being selected for participation in any subsequent Plan Year.

b.  Notwithstanding anything contained in Section IV(a) to the contrary, individuals who are Covered Employees shall be designated by the Committee to participate in the Plan no later than 90 days following the beginning of the Plan Year or before 25% of the Plan Year has elapsed, whichever is earlier.

V.   DETERMINATION OF AWARDS

a.  The Committee shall establish the Performance Objectives and Payout Formulas for each Participant during the first quarter of each Plan Year and notify each Participant in writing of his or her Payout Formulas and Performance Objectives. In determining the applicable Payout Formulas or Performance Objectives other than for the CEO, the Committee shall consider the recommendations of the CEO. The Performance Objectives and Payout Formulas established by the Committee need not be uniform with respect to any or all Participants. The Committee may also make Awards to newly hired or newly promoted executives without compliance with such timing and other limitations as provided herein, which Awards may be based on performance during less than the full Plan Year and may be pro rated in the discretion of the Committee.

b.  Participants must achieve the Performance Objectives established by the Committee in order to receive an Award under the Plan. However, the Committee may determine that only the threshold level relating to a Performance Objective must be achieved for Awards to be paid under the Plan. Similarly, the Committee may establish a minimum threshold performance level, a maximum performance level, and one or more intermediate performance levels or ranges, with target award levels or ranges that will correspond to the respective performance levels or ranges included in the Payout Formula.

c.  The Committee may establish multiple Performance Objectives with respect to a single Participant. If more than one Performance Objective is selected by the Committee for a Plan Year, the Performance Objectives will be weighted by the Committee to reflect their relative importance to the Company in the applicable Plan Year. If the Committee establishes a threshold level of achievement with respect to multiple Performance Objectives, Awards will be paid under the Plan upon achievement of threshold levels of one or more of the specified Performance Objectives.

d.  The Committee may in its sole discretion modify such Payout Formulas, Performance Objectives or the related minimum acceptable level of achievement, in whole or in part, as the Committee deems appropriate and equitable (i) to reflect a change in the business, operations, corporate structure or capital structure of the Company or its Subsidiaries, the manner in which it conducts its business, or other events or circumstances or (ii) in the event that a Participant's responsibilities materially change during a Plan Year or the Participant is transferred to a position that is not designated or eligible to participate in the Plan.

e.  Notwithstanding anything contained in this Section IV to the contrary, the Committee shall establish the Performance Objectives (including the relative weight of multiple Performance Objectives) and Payout Formulas for each Covered Employee not later than 90 days following the beginning of the Plan Year or before 25% of the Plan Year has elapsed, whichever is earlier. Furthermore, the Committee shall not modify the Performance Objectives (including the relative weight of multiple Performance Objectives) and Payout Formulas applicable to a Covered Employee to the extent that such action would result in the loss of the otherwise available exemption of the Award under Section 162(m) of the Code.

f.  Notwithstanding any other provision of the Plan to the contrary, in no event shall an Award paid to any Participant for a Plan Year exceed $7,000,000.

VI.   CERTIFICATION OF ACHIEVEMENT

a.  Promptly following the end of each Plan Year, the Committee shall meet to certify achievement of the Performance Objectives for the applicable Plan Year and, if such Performance Objectives have been achieved, to review management recommendations and approve actual Awards under the Plan pursuant to the applicable Payout Formulas. Such certification of achievement of the Performance Objectives of a Covered Employee shall be documented in writing (and otherwise conform to the requirements of applicable regulations under Section 162(m) of the Code) prior to the payout of such Award to a Covered Employee.

b.  If a Participant's employment with the Company and its Subsidiaries is terminated before the last day of a Plan Year due to Disability, death, or Retirement, the Participant's Award shall be pro rated on the basis of the ratio of the number of days of participation during the Plan Year to which the Award relates to the aggregate number of days in such Plan Year. If a Participant's employment with the Company and its Subsidiaries is terminated before the last day of a Plan Year for any other reason, then, unless otherwise determined by the Committee, such Participant shall become ineligible to participate in the Plan and shall not receive payment of any Award for any Plan Year that has not ended prior to the Participant’s termination of employment.

c.  Notwithstanding any contrary provision of this Plan, the Committee in its sole discretion may (i) eliminate or reduce the amount of any Award payable to any Participant below that which otherwise would be payable under the Payout Formula, and (ii) except in the case of a Covered Employee, increase the amount of any Award payable to any Participant above that which otherwise would be payable under the Payout Formula to recognize a Participant's individual performance or in other circumstances deemed appropriate by the Committee.

VII.   PAYMENT OF AWARDS

                         Subject to Section VI hereof, Awards shall be paid as soon as practicable after the close of the Plan Year, but in no event later than 75 days after the end of the Plan Year to which the Awards relate. Notwithstanding the foregoing, the Committee may, in its sole discretion and upon such terms and conditions as it may establish, direct that payments to the Participants (other than Covered Employees) be made during December of the Plan Year in the amount of all or any portion specified by the Committee of the estimated Award for that Plan Year, subject to adjustment as soon as practicable after the end of the Plan Year and the determination of the exact amount of the Award therefore.

VIII.   AMENDMENT AND TERMINATION OF PLAN

a.  The Board reserves the right, at any time, to amend, suspend or terminate the Plan, in whole or in part, in any manner, and for any reason, and without the consent of any Participant, Eligible Employee or Beneficiary or other person; provided, that no such amendment, suspension or termination shall adversely affect the payment of any amount for a Plan Year ending prior to the action of the Board amending, suspending or terminating the Plan.

b.  It is the intention of the Company that the Plan qualify for the performance-based compensation exception of Section 162(m) of the Code and the short-term deferral exception of Section 409A of the Code. The Plan and any Awards hereunder shall be administrated in a manner consistent with this intent, and any provision that would cause the Plan or any Awards hereunder to fail to satisfy either such exception shall have no force and effect until amended to so comply (which amendment may be retroactive and may be made by the Company without the consent of any Participant, Eligible Employee or Beneficiary or other person).

IX.   GOVERNING LAW

The provisions of the Plan shall be governed and construed in accordance with the laws of the State of Delaware.

X.   MISCELLANEOUS PROVISIONS

Nothing contained in the Plan shall give any employee the right to be retained in the employment of the Company or a Subsidiary or affect the right of the Company or a Subsidiary to dismiss any employee. The Plan shall not constitute a contract between the Company or a Subsidiary and any employee. No Participant shall receive any right to be granted an Award hereunder. No Award shall be considered as compensation under any employee benefit plan of the Company or a Subsidiary, except as may be otherwise provided in such employee benefit plan. No reference in the Plan to any other plan or program maintained by the Company shall be deemed to give any Participant or other person a right to benefits under such other plan or program. The Company and its Subsidiaries shall have the right to deduct from all payments made to any person under the Plan any federal, state, local, foreign or other taxes which, in the opinion of the Company and its Subsidiaries are required to be withheld with respect to such payments.

XI.   NO ALIENATION OF BENEFITS

Except insofar as may otherwise be required by law, no amount payable at any time under the Plan shall be subject in any manner to alienation by anticipation, sale, transfer, assignment, bankruptcy, pledge, attachment, charge or encumbrance of any kind, nor in any manner be subject to the debts or liabilities of a Participant or Beneficiary, and any attempt to so alienate or subject any such amount, whether presently or thereafter payable, shall be void.

XII.   DESIGNATION OF BENEFICIARIES

a.  Each Participant shall file with the Company a written designation of one or more persons as the Beneficiary who shall be entitled to receive any Award payable under the Plan after his death. A Participant may from time to time, revoke or change his Beneficiary designation without the consent of any prior Beneficiary by filing a new designation with the Company.

b.  The last such designation received by the Company shall be controlling; except that no designation, or change or revocation thereof, shall be effective unless received by the Company prior to the Participant's death, and in no event shall it be effective as of the date prior to such receipt.

c.  If no designation is in effect at the time of a Participant's death, or if no designated Beneficiary survives the Participant, or if such designation, in the Company's discretion, conflicts with applicable law, the Participant's estate shall be deemed to have been designated his Beneficiary and shall receive any Award payable under the Plan after his death.

XIII.   PAYMENTS TO PERSON OTHER THAN PARTICIPANT

If the Committee shall find that a Participant or his Beneficiary to whom an Award is payable under the Plan is unable to care for his affairs because of illness or accident, or is a minor, or has died, then any payment due him or his estate (unless a prior claim therefore has been made by a duly appointed representative) may, if the Committee so directs, be paid to his spouse, child, a relative, an institution maintaining custody of such person or any other person deemed by the Committee to be a proper recipient on behalf of such person otherwise entitled to payment. Any such payment shall be a complete discharge of the liability of the Plan, the Company and the Committee therefore.

XIV.   NO RIGHT, TITLE OR INTEREST IN COMPANY’S ASSETS

No Participant or Beneficiary shall have any right, title or interest whatsoever in or to any investments which the Company or a Subsidiary may make to aid it in meeting its obligations under the Plan. Nothing contained in the Plan, and no action taken pursuant to its provisions, shall create, or be construed to create, a trust of any kind, or fiduciary relationship between the Company or a Subsidiary and any Participant or Beneficiary or any other person. To the extent that any person acquires a right to receive payments from the Company under the Plan, such rights shall be no greater than the right of an unsecured general creditor of the Company. All payments to be made hereunder shall be paid from the general funds of the Company, and no special or separate funds shall be established, and no segregation of assets shall be made, to assure payment thereof.

XV.   EFFECT OF AMENDMENT AND RESTATEMENT

All matters regarding the Alltel Corporation Performance Incentive Compensation Plan with respect to periods prior to the Effective Date shall be determined under the provisions of the Alltel Corporation Performance Incentive Compensation Plan as it existed prior to the adoption of this amended and restated version of the Plan (the "Prior Plan"), as the Prior Plan was in effect from time to time with respect to relevant periods prior to the Effective Date and as the Prior Plan provisions may be amended from time to time. In no event shall any person acquire any rights to receive any payment pursuant to the provisions of the Prior Plan with respect to any period beginning after December 31, 2005.